EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
July 20, 2005

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Ron Newman	(614) 480-3077
Susan Stuart	(614) 480-3878

HUNTINGTON BANCSHARES REPORTS

2005 SECOND QUARTER RESULTS OF $0.45 PER COMMON SHARE;

PROVIDES 2005 EARNINGS PER SHARE GUIDANCE OF $1.78-$1.81

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2005 second quarter earnings of $106.4 million, or $0.45 per common share. This compared with $110.1 million, or $0.47 per common share, in the year-ago quarter and $96.5 million, or $0.41 per common share, in the 2005 first quarter. Earnings for the first six months of 2005 were $202.9 million, or $0.86 per common share, compared with $214.3 million, or $0.92 per common share, in the comparable year-ago period.

     “We are pleased with our solid second quarter financial performance. Our earnings momentum gives us comfort that full-year 2005 earnings per share will be $1.78-$1.81,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Operating leverage was good as the rate of revenue growth exceeded that of non-interest expense when both are adjusted for operating lease accounting and significant non-run rate items. Net interest income expanded, reflecting strong growth in loans and leases and a higher net interest margin. Also, as expected, a number of key fee income categories rebounded from the first quarter, and expenses and credit costs remained well controlled. Average consumer core deposits increased, but commercial core deposits declined as we took advantage of lower relative rates on national market deposits to meet our funding needs. While this quarter again reflected the benefit of a low effective tax rate, this had no net meaningful impact on earnings, as we incurred some non-run rate severance and consolidation expenses, and wrote-off an equity investment.”

     “Average loan and lease growth was strong across all regions. Middle market commercial and industrial loans increased at a 16% annualized growth rate, as we continue to grow our customer base and the economy in our region gradually improves,” he continued. “Annualized growth in residential mortgages of 16% led the increase in consumer loans. Both home equity loans and auto loans and leases grew at an annualized rate of 6%.”

     “Growth in both consumer and small business demand deposit relationships continued, thus confirming the progress we are making on improving our sales culture,” he said. “Nevertheless, we were disappointed that average core deposits declined slightly. This decline reflected very aggressive price competition, especially in money market rates. We allowed some commercial money market account balances to run-off as the cost of retaining these balances substantially exceeded national market rates for brokered deposits. Average total consumer core deposits increased an annualized 2% driven by growth in certificates of deposits. Overall, deposit growth has become more difficult and we expect it will remain so during the rest of this year.”

     “The expansion of our net interest margin was in line with expectations which, when coupled with the growth in earnings assets, resulted in a 3% linked-quarter increase in fully taxable equivalent net interest income. Our expectation is that the net interest margin will come under some pressure for the rest of the year and will likely decline from the current level because of aggressive price competition, the negative effects of the anticipated continued flattening of the yield curve, and the full impact of funding share repurchases. However, we anticipate continued linked-quarter growth in net interest income as any negative impact from margin pressure is expected to be more than offset by the positive impact of continued good loan growth.”

     “The linked-quarter growth in some of our key fee income categories was also encouraging,” he said. “As expected, service charges on deposit accounts increased 5% from the first quarter, and we saw growth in other service charges (up 11%), trust services (up 5%), and brokerage and insurance income (up 4%). This was the seventh consecutive linked-quarter increase in trust fees.”

     “Credit quality performance remained good,” he noted. “Annualized net charge-offs were only 27 basis points and in line with our expectations. Non-performing assets increased, in part reflecting weakness in the domestic automobile supplier sector, and represented 40 basis points of period-end total loans and leases and other real estate owned. The allowance for loan and lease losses ratio declined from the end of last quarter, with the majority of the decrease reflecting a methodology refinement that transferred a portion of this allowance to the allowance for unfunded loan commitments. The rest of the decline in the allowance for loan and lease losses reserve ratio primarily reflected improved economic indicators. Even with the decline in our allowance for loan and lease losses, our period end non-performing loan coverage ratio was a healthy 304%. Though our provision for credit losses was less than net charge-offs, this reflected overall credit quality improvement, as we always begin our provision calculation by giving full consideration for net charge-offs and loan growth.”

     “Capital at quarter end remained strong with our tangible common equity to assets ratio at 7.36%,” he concluded. “This was down from 7.42% at the end of the prior quarter reflecting the repurchase of 1.8 million common shares in the second quarter.”

     Highlights compared with 2005 first quarter included:

•	3% growth in net interest income reflecting the impact of loan growth and a higher net interest margin.

º	3% growth (10% annualized) in average total loans and leases reflecting 2% growth (9% annualized) in total consumer loans and 3% growth (11% annualized) in total commercial loans.

º	3.36% net interest margin, up from 3.31%.

•	Growth in selected key non-interest income categories including service charges on deposit accounts (5%), other service charges and fees (11%), trust services (5%), and brokerage and insurance income (4%).

•	A slight decline in non-interest expense exclusive of the decline in operating lease expense.

•	0.27% annualized net charge-offs, compared with 0.47% in the prior quarter that included 24 basis points related to a single middle market commercial net charge-off.

•	0.40% period-end non-performing asset (NPA) ratio, up from 0.30%.

•	1.04% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.09%, with 3 basis points of the decline reflecting a methodology refinement that transferred a portion of economic reserve component of the ALLL to the allowance for unfunded loan commitments (AULC).

•	304% period-end ALLL to non-performing loan (NPL) ratio, down from 441%.

•	7.36% period-end tangible common equity ratio, down from 7.42% reflecting the repurchase of 1.8 million common shares in June 2005.

     Significant items impacting 2005 second quarter performance included (see table below):

•	$6.6 million after-tax ($0.03 earnings per share) positive impact reflecting the recognition of the effect of federal tax refunds on income tax expense. These federal tax refunds resulted from the ability to carry back federal tax losses to prior years.

•	$4.0 million pre-tax ($0.01 earnings per share) negative impact of MSR temporary impairment net of hedge-related trading gains.

•	$3.6 million pre-tax ($0.01 earnings per share) of severance and other expenses associated with the consolidation of certain operations functions, including the closing of an item-processing center in Michigan.

•	$2.1 million pre-tax ($0.01 earnings per share) of expense reflecting the write-off of an equity investment.

Significant Items Impacting Earnings Performance Comparisons(1)

Three Months Ended		Impact (2)
	(In millions, except per share)	Amount(3)		EPS
June 30, 2005 - GAAP earnings		$106.4	(4)	$0.45
•	Federal tax loss carry back	6.6	(4)	0.03
•	MSR temporary impairment net of hedge-related trading gains	(4.0)		(0.01)
•	Severance and consolidation expenses	(3.6)		(0.01)
•	Write-off of equity investment	(2.1)		(0.01)

March 31, 2005 - GAAP earnings		$96.5	(4)	$0.41
•	Federal tax loss carry back	6.4	(4)	0.03
•	Single C&I charge-off impact, net of allocated reserves	(6.4)		(0.02)

Three Months Ended		Impact(2)
	(In millions, except per share)	Amount(3)		EPS
•	SEC and regulatory-related expenses	(2.0)		(0.01)

June 30, 2004 - GAAP earnings		$110.1	(4)	$0.47
•	Gain on sale of auto loans	4.9		0.01
•	Mortgage servicing right (MSR) temporary impairment recovery net of investment securities losses	1.2		—
•	Single C&I recovery	9.7		0.03

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings

(3)	Pre-tax unless otherwise noted

(4)	After-tax

Discussion of Performance

Net Interest Income, Net Interest Margin, Loans and Leases, and Investment Securities

     Fully taxable equivalent net interest income increased $19.4 million, or 9%, from the year-ago quarter, reflecting the favorable impact of a $1.7 billion, or 6%, increase in average earning assets, and a 7 basis point, or an effective 2%, increase in the net interest margin. The fully taxable equivalent net interest margin increased to 3.36% from 3.29% in the year-ago quarter. The increase in the net interest margin from the year-ago quarter reflected a shift from lower-yielding investments to higher-yielding loans as a result of decreasing the level of excess liquidity, redirecting part of the proceeds of securities sales to fund loan growth, and higher yields on mezzanine-related loans. In addition, both the proportion and the contribution of net free funds on the balance sheet increased.

     Average total loans and leases increased $2.7 billion, or 12%, from the 2004 second quarter, reflecting growth in consumer loans, and to a lesser degree, growth in commercial loans. Total average consumer loans increased $1.7 billion, or 15%, from the year-ago quarter primarily due to a $1.1 billion, or 37%, increase in average residential mortgages as mortgage loan rates remained near historically low levels. Average home equity loans increased $0.5 billion, or 13%, though annualized linked-quarter growth rates for the first two quarters of 2005 have been at rates roughly half that, at 6% and 7%, for the first and second quarters, respectively.

     Average total automobile loans decreased $0.3 billion, or 11%, from the year-ago quarter reflecting the sale of automobile loans over this 12-month period as part of a strategy of reducing automobile loan and lease exposure as a percent of total credit exposure. Partially offsetting the decline in automobile loans was growth in direct financing leases due to the continued migration from operating lease assets, which have not been originated since April 2002. Average direct financing leases increased $0.3 billion, or 15%, from the year-ago quarter. Total automobile loan and lease production was 22% below the year-ago quarter, reflecting continued aggressive competition in this sector.

     Average total commercial loans increased $1.0 billion, or 10%, from the year-ago quarter. This increase reflected a $0.4 billion, or 12%, increase in middle market commercial real estate (CRE) loans, a $0.3 billion, or 8%, increase in middle market commercial and industrial (C&I) loans, and a $0.2 billion, or 11%, increase in average small business C&I and CRE loans.

     Average total investment securities declined $1.3 billion, or 24%, from the year-ago quarter. This decline reflected a combination of factors including lowering the level of excess liquidity, a decision to sell selected lower yielding securities, and partially funding loan growth with the proceeds from the sale of securities.

     Compared with the 2005 first quarter, fully taxable equivalent net interest income increased $6.8 million, or 3%, reflecting a 5 basis point, or an effective 2%, increase in the net interest margin to 3.36% from 3.31% in the 2005 first quarter, and a slight increase in average earning assets. The increase in the net interest margin from the first quarter reflected the reduction in excess liquidity positions, a mix change in our earning assets from investment securities to loans, and higher yields on mezzanine-related loans.

     Average total loans and leases increased $0.6 billion, or 3%, from the 2005 first quarter with growth in average commercial loans and consumer loans contributing equally to the increase.

     Total average commercial loans increased $0.3 billion, or 3%, from the first quarter primarily due to a $0.2 billion, or 4%, increase in average C&I loans. Average CRE loans increased 2%. As expected, this was a bit slower than in the prior quarter. The growth in C&I and CRE loans was more weighted toward loans to new, rather than existing customers. For commercial loans of $1 million or more made during the quarter, 61% represented loans to new borrowers with the dollar amount of growth led by the Central Ohio, Southern Ohio/Kentucky, Indiana, and East Michigan regions. On the same basis, those regions contributing most to the dollar amount of loan growth to existing customers were Northeast Ohio, Central Ohio, West Michigan, and East Michigan. Growth in average small business C&I and CRE loans was also 2% and was comparable to the growth rate in the 2005 first quarter.

     Compared with the 2005 first quarter, average total consumer loans increased $0.3 billion, or 2%, reflecting a $0.2 billion, or 4%, increase in residential mortgages and a $0.1 billion, or 1%, increase in average home equity loans. Growth rates in residential mortgages and home equity loans remained strong, though they have slowed in each of the last two linked quarters. Average automobile loans and leases increased $0.1 billion, or 2%, due to growth in automobile loans and, to a much lesser degree, growth in direct financing leases. This growth was in spite of a 2% decline in total automobile loan and lease production from the 2005 first quarter.

     Average investment securities declined $0.3 billion, or 8%, from the 2005 first quarter reflecting a combination of factors including the release of excess liquidity, the lack of attractive investment options due to the current flat yield curve environment, and a strategy of partially funding strong loan growth with proceeds from investment securities sales.

Deposits

     Average total core deposits in the 2005 second quarter were $17.0 billion, up $0.7 billion, or 5%, from the year-ago quarter, reflecting a $0.5 billion, or 7%, increase in average interest bearing demand deposit accounts, primarily money market accounts, a $0.3 billion, or 13%, increase in retail certificates of deposit, and a $0.1 billion, or 4%, increase in non-interest bearing deposits. These increases were partially offset by a $0.2 billion, or 6%, decline in savings and other domestic time deposits.

     Compared with the 2005 first quarter, average total core deposits declined slightly. Average interest bearing demand deposit accounts declined $0.2 billion, or 3%, from the prior quarter,

which was mostly offset by a $0.2 billion, or 9%, increase in retail certificates of deposits. The decline in interest bearing demand deposits reflected aggressive money market deposit rate pricing, especially for commercial accounts, compared with lower relative pricing for national market brokered deposits. Therefore, commercial money market accounts declined in favor of growth in national market brokered deposits. Reflecting these factors, average total commercial core deposits declined 3% from the first quarter, with average brokered deposits and negotiable certificates of deposit increasing. Consumer core deposits pricing also reflected the impact of aggressive rate competition. Nevertheless, average total consumer core deposits increased slightly from the first quarter, reflecting growth in households, as well as consumer certificates of deposits commensurate with consumer preference for higher fixed-rate deposits.

Non-Interest Income

     Non-interest income decreased $62.0 million, or 28%, from the year-ago quarter with $40.6 million of the decline reflecting the run-off of the operating lease portfolio. Of the remaining $21.3 million decline from the year-ago quarter, the primary drivers were:

•	$25.7 million decline in mortgage banking income, reflecting a $10.2 million MSR temporary impairment in the current quarter compared with a $14.9 million MSR temporary impairment recovery in the year-ago quarter. Also contributing to the decline from the year-ago quarter was lower net marketing income as delivery volume declined 24% between periods.

•	$4.6 million decline in gains on sale of automobile loans as the year-ago period included $4.9 million of such gains.

•	$2.1 million, or 5%, decline in service charges on deposit accounts with declines in commercial and consumer service charges contributing equally to the decrease. Lower commercial service charges reflected a combination of lower activity and a preference by commercial customers to pay for services with higher compensating balances rather than fees as interest rates increase. The decline in consumer service charges primarily reflected lower personal NSF and overdraft service charges.

•	$1.2 million decline in bank owned life insurance income.

Partially offset by:

•	$8.9 million decline in securities losses as the current quarter securities losses were less than such losses in the year-ago quarter. Specifically, the current quarter reflected $0.3 million of net securities losses resulting from sales to strengthen the quality of the investment portfolio and lengthen its duration. These sales resulted in total losses of $6.0 million and gains of $5.7 million. The gains were also taken to mitigate the net impact of the MSR impairment. The year-ago quarter reflected $9.2 million of MSR-related securities losses.

•	$2.4 million, or 14%, increase in trust services due to higher personal trust and mutual fund fees reflecting a combination of higher market value of assets, as well as increased activity.

Compared with the 2005 first quarter, non-interest income decreased $11.9 million, or 7%,

with $8.6 million of the decline reflecting the run-off of the operating lease portfolio. Of the remaining $3.2 million decline from the 2005 first quarter, the primary drivers were:

•	$14.4 million decline in mortgage banking income reflecting a $10.2 million MSR temporary impairment in the current quarter compared with $3.8 million MSR temporary impairment recovery in the prior quarter. Though originations increased 17% from the first quarter, net marketing income nevertheless declined reflecting lower rates on sold loans.

•	$1.3 million decline in securities gains as the current quarter reflected net securities losses of $0.3 million compared with $1.0 million of gains in the 2005 first quarter.

Partially offset by:

•	$7.6 million increase in other income reflecting the positive benefit of $5.7 million of MSR hedge-related trading gains in the current quarter compared with $4.2 million of MSR hedge-related trading losses in the first quarter and modest hedge fund gains compared with losses in the prior quarter, partially offset by the current quarter negative impact of a $2.1 million write-off of an equity investment, as well as lower miscellaneous gains and safe deposit fee income.

•	$2.1 million, or 5%, increase in service charges on deposit accounts reflecting higher personal NSF and overdraft service charges.

•	$1.1 million, or 11%, increase in other service charges and fees reflecting higher check card-related income.

•	$0.9 million, or 5%, increase in trust services income reflected a combination of factors including (1) higher personal trust and mutual fund fees due to a combination of the higher market value of assets and increased activity, (2) increased corporate trust income, and (3) client additions. The current quarter represented the seventh consecutive quarterly increase in trust income.

•	$0.5 million, or 4%, increase in brokerage and insurance income reflecting growth in insurance agency income and sales of new automobile equity protection insurance, partially offset by a decline in investment product revenue, most notably mutual fund fees and brokerage commissions.

Non-Interest Expense

     Non-interest expense decreased $34.0 million, or 12%, from the year-ago quarter with $33.7 million of the decline reflecting the run-off of the operating lease portfolio. Of the remaining $0.3 million decline from the year-ago quarter, the primary drivers were:

•	$6.9 million, or 27%, decline in other expense as the year-ago quarter included $5.8 million of costs related to investments in partnerships generating tax benefits, as well as higher operational losses.

Partially offset by:

•	$4.4 million, or 4%, increase in personnel costs reflecting current period severance-related costs (see discussion below), as well as higher salaries.

•	$1.5 million, or 19%, increase in professional services expense as the current quarter included $1.7 million of regulatory-related expenses.

•	$1.0 million, or 6%, increase in net occupancy expense primarily reflecting the negative impact of expenses associated with the consolidation of certain operations functions (see discussion below) and lower rental income, partially offset by lower maintenance costs.

     Compared with the 2005 first quarter, non-interest expense decreased $10.1 million with $9.1 million reflecting the run-off of the operating lease portfolio. Of the remaining $1.1 million decrease from the prior quarter, the primary drivers were:

•	$2.0 million, or 10%, decrease in net occupancy reflecting a combination of positive factors including seasonally lower facility-related costs, higher rental income, partially offset by expenses associated with the consolidation of certain operations functions in the current period (see discussion below).

•	$0.7 million, or 4%, decline in outside data processing and other services.

Partially offset by:

•	$1.0 million, or 15%, increase in marketing expense.

Severance and Consolidation Expenses

     The 2005 second quarter results included $3.6 million of severance and other expenses associated with the consolidation of certain operations functions, including the closing of an item-processing center in Michigan, which influences comparisons with both the year-ago quarter, as well as prior quarter. These expenses included $2.0 in severance-related personnel costs, $0.8 million in net occupancy, $0.5 million in equipment expense, and $0.3 million in other expense.

Income Taxes

     The company’s effective tax rate was 22.3% in the 2005 second quarter, down from 28.3% in the year-ago quarter, but comparable to 22.8% in the 2005 first quarter. As noted last quarter, for 2005, the effective tax rate includes the positive impact on net income due to a federal tax loss carry back, tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investment in low income housing and historic property partnerships. In 2006, the effective tax rate is anticipated to increase to a more typical rate slightly below 30%.

Credit Quality

     Total net charge-offs for the 2005 second quarter were $16.3 million, or an annualized 0.27% of average total loans and leases. This was up from $12.5 million, or 0.23%, in the year-ago quarter, which included a $9.7 million one-time recovery on a previously charged-off commercial loan, but represented a decrease from $28.3 million, or an annualized 0.47%, of average total loans and leases in the 2005 first quarter. The prior quarter included a single $14.2 million middle market commercial charge-off related to a commercial leasing company with significant exposure to a service provider that declared bankruptcy. The 0.47% net charge-off ratio for average total loans and leases in the 2005 first quarter included 24 basis points related to this single credit.

     Total commercial net charge-offs in the second quarter were $5.6 million, or an annualized 0.21%, up from $0.1 million, or an annualized 0.01%, in the year-ago quarter as that quarter included the $9.7 million one-time recovery. Current period total commercial net charge-offs were down from $16.2 million, or an annualized 0.62%, in the prior quarter. As noted above, the 2005 first quarter included a $14.2 million middle market commercial charge-off, which represented 54 basis points of the 0.62% total commercial net charge-off ratio.

     Total consumer net charge-offs in the current quarter were $10.7 million, or an annualized 0.31% of related loans. This compared with $12.4 million, or 0.41%, in the year-ago quarter with the decline from the year-ago quarter primarily reflecting lower automobile loan and lease net charge-offs partially offset by higher home equity net charge-offs. Total automobile loan and lease net charge-offs in the 2005 second quarter were $3.8 million, or an annualized 0.33% of related loans and leases, down significantly from $7.8 million, or an annualized 0.69%, in the year-ago quarter. Home equity net charge-offs in the current quarter were $5.1 million, or an annualized 0.44% of related loans, up from $2.6 million, or 0.25%, in the year-ago quarter. Compared with the 2005 first quarter, total consumer net charge-offs decreased $1.4 million, primarily reflecting a $2.4 million decrease automobile loan and lease net charge-offs, partially offset by a $1.1 million increase in home equity loan net charge-offs.

     NPAs were $97.4 million at June 30, 2005, and represented 0.40% of related assets, up $22.7 million from $74.7 million, or 0.34%, at the end of the year-ago quarter and up $24.1 million from $73.3 million, or 0.30%, at March 31, 2005. The increase from the prior quarter was impacted, in part, by credits associated with the automobile supplier sector. Non-performing loans and leases (NPLs), which exclude OREO, were $83.9 million at June 30, 2005, up $22.1 million from the year-earlier period and $24.0 million from the end of the first quarter. Expressed as a percent of total loans and leases, NPLs were 0.34% at June 30, 2005, up from 0.28% a year earlier and from 0.25% at March 31, 2005.

     The over 90-day delinquent, but still accruing, ratio was 0.22% at June 30, 2005, down from 0.24% at the end of the year-ago quarter, and little changed from 0.21% at March 31, 2005.

Allowances for Credit Losses (ACL) and Loan Loss Provision

     Since the 2004 first quarter, the company maintains two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).

     The June 30, 2005, ALLL was $254.8 million, down from $286.9 million a year earlier and $264.4 million at March 31, 2005. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2005, was 1.04%, down from 1.32% a year ago reflecting the improvement in economic indicators, the change in the mix of the loan portfolio to lower-risk residential mortgages and home equity loans, and the reduction of specific reserves related to improved or resolved individual problem commercial credits. The decline from 1.09% at March 31, 2005, reflected a 4 basis point decrease in the transaction reserve component; 3 basis points related to the transfer of $6.3 million from the economic reserve component of the ALLL to the AULC due to a refinement in methodology; a 2 basis point decline in the economic reserve component as economic indicators strengthened; and a 4 basis point increase in the specific reserve component consistent with the current quarter’s increase in NPLs. The table below shows the change in the ALLL ratio and each reserve component from the 2004 second quarter and 2005 first quarter.

Components of ALLL as percent of total loans and leases:

				2Q05 change from
	2Q05	1Q05	2Q04	1Q05	2Q04
Transaction reserve	0.77%	0.81%	0.86%	(0.04)%	(0.09)%
Economic reserve	0.22	0.27	0.36	(0.05)	(0.14)
Specific reserve	0.05	0.01	0.10	0.04	(0.05)

Total ALLL	1.04%	1.09%	1.32%	(0.05)%	(0.28)%

     The ALLL as a percent of NPAs was 262% at June 30, 2005, down from 384% a year ago, and 361% at March 31, 2005.

     At June 30, 2005, the AULC was $37.5 million, up from $31.2 million at the end of the year-ago quarter and from $31.6 million at March 31, 2005 reflecting the transfer of $6.3 million from the economic reserve component of the ALLL.

     On a combined basis, the ACL as a percent of total loans and leases was 1.19% at June 30, 2005, down from 1.46% a year earlier and 1.22% at the end of last quarter. The ACL as a percent of NPAs was 300% at June 30, 2005, down from 426% a year earlier and 404% at March 31, 2005.

     The provision for credit losses in the 2005 second quarter was $12.9 million, a $7.9 million increase from the year-ago quarter, but a $7.0 million decrease from the 2005 first quarter. The increase in provision expense from the year-ago quarter reflected the benefit in the year-ago quarter of a $9.7 million commercial loan recovery. The decline in provision expense from the 2005 first quarter primarily reflected the positive impact of lower net charge-offs and improved economic indicators, partially offset by an increase in specific reserves, as NPLs increased.

Capital

     At June 30, 2005, the tangible equity to assets ratio was 7.36%, up from 6.95% a year ago, but down from 7.42% at March 31, 2005. At June 30, 2005, the tangible equity to risk-weighted assets ratio was 8.04%, up from 7.64% at the end of the year-ago quarter, and from 7.84% at March 31, 2005. The increases in these ratios primarily reflect the positive impact of earnings growth, with the improvement in the risk-weighted ratio also reflecting the reduced overall risk profile of earning assets, most notably a less risky loan portfolio mix.

     In June 2005, the current 7.5 million share repurchase authorization was reactivated as previously announced, with 1.8 million shares repurchased before quarter end. Of the current share repurchase authorization, 5.7 million shares remain authorized for purchase. The company expects to repurchase remaining shares from time-to-time in the open market or through privately negotiated transactions depending on market conditions.

2005 Outlook

     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes unusual or one-time items, as well as selected items where the timing and financial impact is uncertain, until such time as the impact can be reasonably forecasted.

     “Given the underlying trends of the current quarter we are providing full-year earnings per share guidance of $1.78-$1.81,” Hoaglin said. “As we look out into the second half of the year, we anticipate continuing to see good operating leverage with the growth rate in underlying revenue exceeding that of expenses. Specifically, net interest income is expected to increase reflecting continued good loan growth, which will more than offset the negative impact of any pressure on the net interest margin from a continued highly competitive deposit pricing environment, anticipated further yield curve flattening, as well as the full impact of funding costs associated with the shares we repurchased in the second quarter. The aggressive competition for deposits is expected to keep growth in core deposits low. Growth in selected fee income categories from second quarter levels is expected, including service charges on deposit accounts. Non-interest expenses should be flat with the second quarter level exclusive of operating lease expenses. Credit quality is expected to remain strong with full-year net charge-offs in the 32-36 basis point range, with the non-performing assets and allowance for loan loss ratios consistent with June 30, 2005, levels.”

     The company noted that this guidance excludes any impact of future share repurchases. In addition, in 2005 the company has departed slightly from providing this guidance on a strictly GAAP basis solely to exclude the estimated $0.06 per common share benefit for the second half of the year related to any future benefit from the federal tax loss carry back discussed above. This is excluded as it impacts only 2005 performance, and because offsetting impacts may occur later in the year from possible balance sheet restructurings and/or expense initiatives currently under review.

Conference Call / Webcast Information

     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 866-253-6505. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through July 31, 2005 at 888-266-2081; conference ID 728190.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2004, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.

Annualized data

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin

     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm

     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington

     Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 139 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 800 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

	2005		2004	Percent Change
(in thousands of dollars, except per share amounts)	Second	First	Second	1Q05	2Q04

Net interest income	$241,900	$235,198	$222,563	2.8%	8.7%
Provision for credit losses	12,895	19,874	5,027	(35.1)	N.M.
Non-interest income	156,170	168,050	218,128	(7.1)	(28.4)
Non-interest expense	248,136	258,277	282,153	(3.9)	(12.1)

Income before income taxes	137,039	125,097	153,511	9.5	(10.7)
Provision for income taxes	30,614	28,578	43,384	7.1	(29.4)

Net Income	$106,425	$96,519	$110,127	10.3%	(3.4)%

Net income per common share - diluted	$0.45	$0.41	$0.47	9.8%	(4.3)%
Cash dividends declared per common share	0.215	0.200	0.175	7.5	22.9
Book value per common share at end of period	11.40	11.15	10.40	2.2	9.6

Average common shares - basic	232,217	231,824	229,429	0.2	1.2
Average common shares - diluted	235,671	235,053	232,659	0.3	1.3

Return on average assets	1.31%	1.20%	1.41%
Return on average shareholders’ equity	16.3	15.5	19.1
Net interest margin (1)	3.36	3.31	3.29
Efficiency ratio (2)	61.8	63.7	62.3
Effective tax rate	22.3	22.8	28.3

Average loans and leases	$24,457,747	$23,856,482	$21,767,492	2.5%	12.4%
Average loans and leases - linked quarter annualized growth rate.	10.1%	14.3%	4.9%
Average earning assets	$29,248,535	$29,128,027	$27,556,828	0.4	6.1
Average core deposits (3)	16,979,208	17,043,436	16,230,324	(0.4)	4.6
Average core deposits - linked quarter annualized growth rate (3)	(1.5)%	3.2%	19.4%
Average total assets	$32,619,845	$32,581,040	$31,313,357	0.1	4.2
Average shareholders’ equity	2,618,579	2,527,168	2,323,437	3.6	12.7

Total assets at end of period	$32,988,974	$32,182,599	$31,421,206	2.5	5.0
Total shareholders’ equity at end of period	2,630,775	2,589,773	2,386,369	1.6	10.2

Net charge-offs (NCOs)	$16,264	$28,272	$12,515	(42.5)	30.0
NCOs as a % of average loans and leases	0.27%	0.47%	0.23%
Non-performing loans and leases (NPLs)	$83,860	$59,893	$61,778	40.0	35.7
Non-performing assets (NPAs)	97,418	73,303	74,696	32.9	30.4
NPAs as a % of total loans and leases and other real estate (OREO)	0.40%	0.30%	0.34%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.04	1.09	1.32
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.19	1.22	1.46
ALLL as a % of NPLs	304	441	464
ALLL as a % of NPAs	262	361	384

Tier 1 risk-based capital ratio (4)	9.20	9.04	8.98
Total risk-based capital ratio (4)	12.41	12.33	12.56
Tier 1 leverage ratio (4)	8.52	8.45	8.20
Average equity / assets	8.03	7.76	7.42
Tangible equity / assets (5)	7.36	7.42	6.95

N.M., not a meaningful value.

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.2 million for all periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and retail CDs.

(4)	Estimated at June 30, 2005.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
Year To Date Key Statistics
(Unaudited)

	Six Months Ended June 30,		Change
(in thousands of dollars, except per share amounts)	2005	2004	Amount	Percent

Net interest income	$477,098	$445,248	$31,850	7.2%
Provision for credit losses	32,769	30,623	2,146	7.0
Non-interest income	324,220	445,767	(121,547)	(27.3)
Non-interest expense	506,413	567,807	(61,394)	(10.8)

Income before income taxes	262,136	292,585	(30,449)	(10.4)
Provision for income taxes	59,192	78,285	(19,093)	(24.4)

Net Income	$202,944	$214,300	$(11,356)	(5.3)%

Net Income per common share - diluted	$0.86	$0.92	$(0.06)	(6.5)%
Cash dividends declared per common share	0.415	0.350	0.065	18.6

Average common shares - basic	232,021	229,328	2,693	1.2
Average common shares - diluted	235,362	232,787	2,575	1.1

Return on average assets	1.26%	1.39%
Return on average shareholders’ equity	15.9	18.7
Net interest margin (1)	3.34	3.32
Efficiency ratio (2)	62.7	63.7
Effective tax rate	22.6	26.8

Average loans and leases	$24,158,775	$21,634,941	$2,523,834	11.7%
Average earning assets	29,188,614	27,267,850	1,920,765	7.0
Average total assets	32,600,549	31,074,364	1,526,185	4.9
Average core deposits (3)	17,007,468	15,855,716	1,151,751	7.3
Average core deposits - excluding Retail CDs	14,398,790	13,455,769	943,021	7.0
Average shareholders’ equity	2,573,126	2,300,920	272,206	11.8

Net charge-offs (NCOs)	44,536	41,142	3,394	8.2
NCOs as a % of average loans and leases	0.37%	0.38%

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.4 million for both periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and retail CDs.